EXHIBIT 10.03
                            J. BAKER, INC.
                      1994 EQUITY INCENTIVE PLAN

                         PERFORMANCE SHARE AWARD




5,000 Shares                                               October 18, 1996

         Pursuant to its 1994 Equity Incentive Plan (the "Plan"), J. Baker, Inc. (the "Company") hereby grants to Philip G. Rosenberg, Executive Vice President and acting Chief Financial Officer of the Company, a Performance Share Award (the "Award") under which Mr. Rosenberg may receive, in the aggregate, up to 5,000 shares of common stock of the Company, par value $.50 (the "Shares"), upon the terms and conditions set forth in this Award agreement.

         1. Shares Subject to the Award. The Award covers an aggregate of up to 5,000 Shares.

         2. Performance Term. The Award is linked to a performance term (the "Performance Term") which begins on October 18, 1996 and ends on April 30, 1998.

         3.       Performance Measure.
         At the end of the Performance Term, the Compensation Committee of the Board of Directors (the "Committee") shall determine the average closing price of the Company's common stock (the "Common Stock") on the NASDAQ National Market System, or on the principal exchange on which the Common Stock is traded, for the 15 consecutive trading days ending on April 30, 1998. The price determined pursuant to the previous sentence shall be known as the "Target Price". The number of Shares to which Mr. Rosenberg shall be entitled, if any, under the Award shall be determined in accordance with the following table:

                            Target Price                               Number of Shares
                           --------------                              ----------------
                              $10.00                                            2,500
                              $11.00                                            3,125
                              $12.00                                            3,750
                              $13.00                                            4,375
                              $14.00                                            5,000

         If the Target Price falls between whole dollar amounts per share, the number of Shares shall be determined by linear interpolation. For example, a Target Price of $10.50 would correspond to 2,812 Shares; a Target Price of $12.63 would correspond to 4,144 Shares.

         4. Issuance of Shares. As soon as practicable after the Committee's determination of the number of Shares to be issued pursuant to an Award under
Section 3, a stock certificate shall be delivered to Mr. Rosenberg for such number of Shares, provided that (a) the Company shall have received any agreement, statement or other evidence it may require to satisfy itself that the issuance of such Shares and any subsequent resale of the Shares will be in compliance with applicable laws and regulations, (b) arrangements satisfactory to the Company have been made for the withholding of all taxes required to be withheld with respect to the Award, and (c) all other conditions to such issuance contained in the Plan or this Award Agreement have been satisfied.

         5.       Further Conditions on Issuance of Shares.

         (a) Performance Certification. No Shares shall be issued pursuant to the Award unless the Committee has previously certified in writing to the Board of Directors the degree to which the performance measure established under
Section 3 was in fact satisfied. For this purpose, approved minutes of a Committee meeting in which the certification was made shall constitute written certification.

         (b) Continued Employment. No Shares shall be issued pursuant to the Award unless Mr. Rosenberg remains employed by the Company throughout the Performance Term.
         (c) Change of Control. Notwithstanding the provisions of Section 5(b), in the event of a Change of Control (as defined in Section 13(c) of the Plan) occurring during the Performance Term and the termination of Mr. Rosenberg's employment prior to the end of the Performance Term, the Target Price shall be determined during the 15 consecutive trading days ending on the date on which the Change of Control occurs. If the Target Price, as so determined, exceeds $10.00, Mr. Rosenberg shall be entitled to receive, within 15 days of his termination of employment, the number of Shares determined pursuant to the table set forth in Section 3 above. If the Target Price does not exceed $10.00, Mr. Rosenberg shall not be entitled to receive any Shares pursuant to this Award Agreement.

         6.       Miscellaneous.

         (a) Notices. Any notice required or permitted to be given by the Company or the Committee pursuant to this Award Agreement shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to Mr. Rosenberg at his last address shown on the records of the Company.
         (b) No Assignment of Benefits. Mr. Rosenberg's rights under this Award Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to the actual issuance of Shares to Mr. Rosenberg; any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void, and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of Mr. Rosenberg or any other person.
         (c) No Right to Continued Employment. Nothing contained herein confers upon Mr. Rosenberg the right to be retained in the service of the Company or limits the right of the Company to discharge or otherwise deal with him without regard to the existence of this Award Agreement.

         (d) Benefits to be Unfunded and Unsecured. This Award Agreement shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including stock) for the settlement of any Awards hereunder. No person shall have any interest in any particular assets of the Company (including stock) by reason of this Award Agreement, and any person claiming rights hereunder shall have only the rights of a general unsecured creditor of the Company.
         (e) Rights as a Shareholder. Mr. Rosenberg shall have no rights as a shareholder with respect to any Shares hereunder unless and until a certificate or certificates representing such Shares are duly issued and delivered to him. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.
         (f) The Plan. In the event of any discrepancy or inconsistency between this Award Agreement and the Plan, the terms and conditions of the Plan shall control.
         (g) Governing Law. This Award Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

                                        J. BAKER, INC.

                                        By:/s/ Alan I. Weinstein
                                           -----------------------
                                        Name: Alan I. Weinstein
                                        Title: Acting President and
                                               Chief Executive Officer


         Receipt of the foregoing Award Agreement is acknowledged and their terms and conditions are hereby agreed to:


October 18, 1996                        /s/ Philip Rosenberg
----------------                        ---------------------------
Date                                    Philip G. Rosenberg